Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Prenetics Global Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Class A Ordinary Shares	Rule 457(c)	59,964,387(3)	$5.30(4)	$317,811,251.10	$ 92.70 per $1,000,000	$29,461.10
	Equity	Class A Ordinary Shares issuable on exercise of Warrants	Rule 457(g)	7,792,898(5)	$11.50(6)	$89,618,327.00	$ 92.70 per $1,000,000	$8,307.62
	Equity	Warrants to purchase 1.29 Class A Ordinary Shares	Rule 457(g)	6,041,007(7)	$0.37(8)	$2,235,172.59	$ 92.70 per $1,000,000	$207.20
	Total Offering Amounts					$409,664,750.69		$37,975.92
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$37,975.92

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Class A ordinary shares of Prenetics Global Limited (the “Company”), par value $0.0001 per share (“Class A Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could affect the Class A Ordinary Shares to be offered by the selling securityholders.

(2)	Calculated by multiplying the proposed Maximum Aggregate Offering Price of securities to be registered by 0.0000927.
(3)

The number of Class A Ordinary Shares being registered for resale by the selling securityholders identified in this registration statement represents the sum of (i) 7,198,200 Class A Ordinary Shares issued to the PIPE Investors (as defined in the prospectus) consummated in connection with the Business Combination (as defined in the prospectus), (ii) 7,740,000 Class A Ordinary Shares issued to the Forward Purchase Investors (as defined in the prospectus) consummated in connection with the Business Combination, and (iii) 45,026,187 Class A Ordinary Shares issued to certain shareholders in connection with the Business Combination, including 9,713,864 convertible Class B ordinary shares of the Company issued to Da Yeung Limited on an as-converted basis.

(4)

Calculated in accordance with Rule 457(c) under Securities Act, based on the average of the high and low prices of the Class A Ordinary Shares on the Nasdaq Stock Market LLC ("Nasdaq") on May 24, 2022.

(5)

Represents 7,792,898 Class A Ordinary Shares issuable upon exercise of the 6,041,007 warrants of the Company (“Warrants”), which represent the sum of (i) 1,500,000 Warrants issued to the Forward Purchase Investors and (ii) 4,541,007 shares issued to the Sponsor (as defined in the prospectus) in connection with the consummation of the Business Combination.

(6)

Calculated pursuant to Rule 457(c) and Rule 457(g) of the Securities Act, based on higher of (i) the exercise price of each Warrant, which is $11.50 per 1.29 Class A ordinary share, and (ii) the average of the high and low prices of the Class A Ordinary Shares on the Nasdaq on May 24, 2022.

(7)

Represents (i) 1,500,000 Warrants issued to the Forward Purchase Investors and (ii) 4,541,007 shares issued to the Sponsor in connection with the consummation of the Business Combination. In accordance with Rule 457(g), the entire registration fee for such Warrants is allocated to the Class A Ordinary Shares underlying the Warrants, and no separate fee is payable for the Warrants.

(8)	Calculated in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Warrants on the Nasdaq on May 24, 2022.